Exhibit 99.2

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$75,114	$118,170
Accounts receivable, net	528,056	458,790
Note receivable	-	15,371
Advances to suppliers	103,536	290,278
Other receivables and prepayments, net	1,651,602	1,502,842
Inventories	26,250	28,130
Total current assets	2,384,558	2,413,581

Non-current assets
Property and equipment, net	64,654,393	62,795,760
Deposits for property and equipment	-	2,851,258
Land use rights, net	114,866,193	110,951,569
Port operating rights, net	243,411,948	236,136,197
Other intangible assets, net	252,938	248,502
Deferred tax assets	7,603	7,333
Total non-current assets	423,193,075	412,990,619

Total Assets	$425,577,633	$415,404,200

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$106,427	$61,648
Interest payable	63,976	61,877
Accrued expenses and other current liabilities	3,977,306	4,055,811
Due to related parties	12,704,758	13,811,182
Current loans payable	2,913,822	3,275,254
Total current liabilities	19,766,289	21,265,772

Non-current loans payable	37,575,892	36,351,619
Deferred income	1,880,516	1,823,938
Total non-current liabilities	39,456,408	38,175,557

Total Liabilities	59,222,697	59,441,329

Equity
Paid-in capital	20,993,245	20,993,245
Additional paid-in capital	411,215,520	411,237,289
Accumulated losses	(62,557,346)	(59,344,765)
Accumulated other comprehensive loss	(3,296,483)	(16,922,898)
Total Wuhan Economic Development Port Limited's investors' equity	366,354,936	355,962,871
Non-controlling interests	-	-
Total Equity	366,354,936	355,962,871

Total Liabilities and Equity	$425,577,633	$415,404,200

See notes to the condensed consolidated financial statements

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

Condensed Consolidated Statements of OPERATIONS and Comprehensive LOSS

(Unaudited)

	For the three months ended March 31,
	2018	2017

Revenue	$746,585	$545,711
Costs of revenue	(679,296)	(543,371)
Gross profit (loss)	67,289	2,340

Selling, general and administrative expenses	(2,198,174)	(2,146,428)
Loss from operations	(2,130,885)	(2,144,088)

Other income (expenses)
Other income, net	9,346	9,195
Interest income	44	92
Interest expenses	(531,748)	(571,292)
Total other expenses	(522,358)	(562,005)

Loss before income taxes	(2,653,243)	(2,706,093)
Income taxes benefits (expenses)	-	-
Net loss	$(2,653,243)	$(2,706,093)

Net loss attributable to:
- Wuhan Economic Development Port Limited's investors	(2,653,243)	(2,639,013)
- Non-controlling interests	-	(67,080)

Other comprehensive income
Foreign currency translation adjustments	13,626,415	2,000,913
Comprehensive income (loss)	$10,973,172	$(705,180)

See notes to the condensed consolidated financial statements

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

Condensed consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2018	2017

Cash Flows from Operating Activities:
Net loss	$(2,653,243)	$(2,706,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,008,777	1,966,317
Changes in operating assets and liabilities:
Accounts receivable	(51,717)	19,723
Note receivable	15,726	(98,722)
Advance to suppliers	194,813	(160,761)
Other receivables	(92,304)	(32,658)
Inventories	2,875	10,709
Accounts payable	41,954	8,719
Interest payable	(173)	56,894
Accrual and other payables	(224,554)	(520,135)
Deferred income	(10,310)	(9,518)
Net Cash Used In Operating Activities	(768,156)	(1,465,525)

Cash Flows from Investing Activities:
Purchase of property and equipment	(13,876)	(471,298)
Proceeds from disposal of property and equipment	-	-
Deposits paid for acquisition of property and equipment	-	-
Purchase of other intangible assets	(3,649)	(46,387)
Net Cash Used In Investing Activities	(17,525)	(517,685)

Cash Flows from Financing Activities:
Repayment of financial institution loans	(585,537)	(448,102)
Advances from related parties	1,324,443	2,514,344
Net Cash Provided By Financing Activities	738,906	2,066,242

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3,721	485

Net Increase (Decrease) In Cash and Cash Equivalents	(43,054)	83,517
Cash and Cash Equivalents at Beginning of Year	118,168	60,476
Cash and Cash Equivalents at End of Year	$75,114	$143,993

See notes to the condensed consolidated financial statements

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Wuhan Economic Development Port Limited (the “Company” or “Wuhan EDP”) is a company established under the laws of the People's Republic of China (“PRC”) on May 24, 2010. The principal activities of the Company are investment holding and the provision of services on port operations.

The condensed consolidated financial statements include the financial statements of the “Company” and its wholly owned subsidiaries, Hubei Taiding Container Port Limited (“Taiding”), and Wuhan Economic Development Port Logistics Limited (“EDP Logistics”).

Taiding is a company established under the laws of the PRC on August 5, 2010. The Company owned 51% since its incorporation. In December 2017, the Company acquired the remaining 49% in Taiding. The principal activities of Taiding is the holding of land use rights for the Company’s business.

EDP Logistics is a company established under the laws of the PRC on August 3, 2017. The Company wholly owned EDP Logistics since its incorporation. EDP Logistics was dormant.

2. Summary of Significant Accounting Policies

2.1 Basis of presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The condensed consolidated financial statements include the financial statements of all the subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

2.2 Use of estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the condensed consolidated financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; (iii) contingencies; (iv) deferred tax assets; (v) impairment of long-lived assets; and (vi) useful lives of property and equipment.

2.3 Cash and cash equivalents

Cash and cash equivalents consist of cash and bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.4 Inventories

Inventories consist of materials and supplies that are stated at lower of average cost or market.

2.5 Property and equipment, net

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 6.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

2.6 Land use rights, net

Land use rights represent amounts paid for the Company's leases for the use right of lands located in Hannan District Port of Wuhan City of PRC. Amounts are charged to earnings ratably over the term of the lease of 46 years.

2.7 Port operating rights, net

Port operating rights represent amounts paid for the Company’s right to operate the coastline located in Hannan District Port of Wuhan City of PRC. The rights are amortized in the income statement on a straight-line basis over their estimated useful live of 47 years (the period of the operating rights being available).

2.8 Other intangible assets, net

Acquired intangible assets mainly consist of software and system for port operations and management acquired from third parties. Estimated useful lives of other intangible assets are stated in Note 9.

2.9 Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets” (ASC 360- 10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the three months ended March 31, 2018 and 2017.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.10 Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of March 31, 2018 and December 31, 2017, financial instruments of the Company primarily comprise of cash, accounts receivables, note receivable, advances to suppliers, other receivables and prepayments, current loans payable, accrued expenses and other current liabilities, and due to related parties, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

2.11 Foreign currency translation and transactions

The Company’s Condensed Consolidated financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. The Company and its subsidiaries use Renminbi Yuan(“RMB”) as its functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US$ using the rate of exchange prevailing at the applicable balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period.  Adjustments resulting from the translation are recorded in owners’ equity as part of accumulated other comprehensive income.

	March 31, 2018	December 31, 2017
Balance sheet items, except for equity accounts	6.2753	6.5059

	For the three months ended March 31,
	2018	2017
Items in the statements of operations and comprehensive income, and statement of cash flows	6.3589	6.8880

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.12 Revenue recognition

The Company recognizes revenue from services rendered when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured.

2.13 Advertising expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs. For the three months ended March 31, 2018 and 2017, the Company recorded advertising expenses of $7,815 and $2,663, respectively.

2.14 Income taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing Condensed Consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the condensed consolidated financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of March 31, 2018 and December 31, 2017, the Company did not have any uncertain tax position.

2.15 Comprehensive loss

Comprehensive loss includes net income (loss) and foreign currency adjustments. Comprehensive loss is reported in the condensed consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss, as presented on the condensed consolidated balance sheets are the cumulative foreign currency translation adjustments.

2.16 Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.17 Recently issued accounting pronouncements

The Company does not believe other recently issued but not yet effective accounting standards from ASU 2018-08, if currently adopted, would have a material effect of the condensed consolidated financial position, results of operation and cash flows.

3. Risks

(a) Liquidity risk

The Company is exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures.

(b) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. accounts receivable, net

	March 31, 2018	December 31, 2017
	(Unaudited)
Accounts receivable, gross	$552,541	$482,407
Less: allowance for doubtful accounts	(24,485)	(23,617)
Accounts receivable, net	$528,056	$458,790

The movement of allowance for doubtful accounts during the years are as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
Balance at beginning of the year	$23,617	$22,125
Provision for allowance during the year	-	-
Exchange difference adjustment	868	1,492
Balance at end of the year	$24,485	$23,617

5. OTHER receivables and prepayments, net

Components of other receivables and prepayments as of March 31, 2018 and December 31, 2017 are as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
Deposits	$288,454	$207,791
Prepaid expenses	82,876	40,561
VAT receivable	1,286,147	1,256,631
Others	52	3,576
Less: allowance for doubtful accounts	(5,927)	(5,717)
Total	$1,651,602	$1,502,842

The movement of allowance for doubtful accounts during the years are as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
Balance at beginning of the year	$5,717	$5,356
Provision for allowance during the year	-	-
Exchange difference adjustment	210	361
Balance at end of the year	$5,927	$5,717

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Property and Equipment, net

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life with 5% of estimated salvage value below:

	Useful life years	March 31, 2018	December 31, 2017
		(Unaudited)
Cost:
Buildings	40	$2,826,504	$2,726,319
Plant and equipment	3 - 50	63,793,350	61,791,695
Leasehold improvements	10	728,861	659,852
Construction in process		3,674,695	3,629,474
Sub-total		71,023,410	68,807,340
Less: accumulated depreciation		(6,369,017)	(6,011,580)
Plant and equipment, net		$64,654,393	$62,795,760

Depreciation expense totaled $456,913 and $414,569, respectively for the three months ended March 31, 2018 and 2017.

7. land use rights, net

	March 31, 2018	December 31, 2017
	(Unaudited)
Cost:
Land in Hannan District Port of Wuhan	$116,641,509	$112,507,180
Less: accumulated amortization	(1,775,316)	(1,555,611)
Land use rights, net	$114,866,193	$110,951,569

The expiry date of the land use rights is June 2062.

Amortization expense for land use rights totaled $160,404 and $150,906, respectively for the three months ended March 31, 2018 and 2017.

8. port operating rights, net

	March 31, 2018	December 31, 2017
	(Unaudited)
Cost:
Coastline in Hannan District Port of Wuhan	$280,320,861	$270,384,958
Less: accumulated amortization	(36,908,913)	(34,248,761)
Port operating rights, net	$243,411,948	$236,136,197

The expiry date of the port operating rights is August 2061.

Amortization expense for port operating rights totaled $1,383,178 and $1,301,281, respectively for the three months ended March 31, 2018 and 2017.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. other intangible assets, net

	Useful life years	March 31, 2018	December 31, 2017
		(Unaudited)
Cost:
Software and system for port operations and management	10	$337,782	$322,243
Less: accumulated amortization		(84,844)	(73,741)
Other intangible assets, net		$252,938	$248,502

Amortization expense for other intangible assets totaled $8,283 and $6,874, respectively for the three months ended March 31, 2018 and 2017.

10. accrued expenses and other current liabilities

Components of accrued expenses and other current liabilities as of March 31, 2018 and December 31, 2017 are as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
Receipt in advance	$6,329	$6,137
Accrued payroll	158,780	301,400
Accruals for purchases of property and equipment	3,698,659	3,563,613
Taxes payable	30,960	45,498
Current deferred income	41,789	40,308
Other deposits	40,789	98,855
Accrued expenses and other current liabilities	$3,977,306	$4,055,811

11. deferred income

	March 31, 2018	December 31, 2017
	(Unaudited)
Current potion	$41,789	$40,308
Non-current portion	1,880,516	1,823,938
Deferred income	$1,922,305	$1,864,246

Deferred income represents RMB 13,112,000 (or about $2,127,915) received from government subsidy for land use rights of Hannan District Port of Wuhan in 2012. The income is recognized in the earnings ratably over the term of the lease.

Other income for the government subsidy totaled $10,310 and $9,518, respectively for the three months ended March 31, 2018 and 2017.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Loans payable

Bank name	Term	March 31, 2018	December 31, 2017

China Construction Bank	From May 7, 2013 to May 6, 2023	$6,884,132	$6,640,127
China Construction Bank	From May 17, 2013 to May 16, 2023	9,194,780	8,868,872
China Construction Bank	From Jun 28, 2013 to Jun 27, 2023	9,194,780	8,868,872
China Construction Bank	From Sep 29, 2013 to Sep 28, 2023	7,601,230	7,331,807
China Construction Bank	From Jan 3, 2014 to Jan 2, 2024	5,529,616	5,441,215
Huaxia Bank	From Aug 21, 2017 to Aug 21, 2018	1,593,549	1,537,066
CIMC Capital Ltd	From Dec 20, 2015 to Jul 20, 2018	491,627	938,913
Loans payable		$40,489,714	$39,626,873

Interest rates for China Construction Bank are 5.15% and 5.15% per annum respectively for the three months ended March 31, 2018 and 2017.

Interest rates for Huaxia Bank are 7.40% and 7.40% per annum respectively for the three months ended March 31, 2018 and 2017.

Interest rates for CIMC Capital Ltd are 8.60% and 8.60% per annum respectively for the three months ended March 31, 2018 and 2017.

Interest expenses incurred on loans payable for the three months ended March 31, 2018 and 2017 was $2,196,698, $529,649 and $513,937, respectively.

As of March 31, 2018 and December 31, 2017, the net book value of the land use rights pledged as collateral for the Company’s bank loans were $3,765,813 and $3,765,813, respectively.

	March 31, 2018	December 31, 2017
	(Unaudited)
Loans payable	$40,489,714	$39,626,873
Less: current portion	2,913,822	2,475,980
Non-current portion	$37,575,892	$37,150,893

The aggregate maturities of loans payable of each of years subsequent to March 31, 2018 are as follows:

2019	$2,913,822
2020	-
2021	-
2022	-
2023	-
2024	37,575,892
$40,489,714

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $104,384 and $97,108 respectively, for the three months ended March 31, 2018 and 2017.

14. INCOME TAXES

The Company and its subsidiaries were incorporated in the PRC, was governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%.

Income tax expenses for the three months ended March 31, 2018 and 2017 are summarized as follows:

For the three months ended March 31,
	2018	2017

Current	$-	$-
Deferred tax benefit	-	-
	$-	$-

A reconciliation of the income tax benefit determined at the PRC EIT income tax rate to the Company’s effective income tax benefit is as follows:

	For the three months ended March 31,
	2018	2017

EIT at the PRC statutory rate of 25%	$663,311	$676,523
Valuation allowance	(663,311)	(676,523)
	$-	$-

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the three months ended March 31, 2018 and 2017, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the condensed consolidated financial statements at each year-end and tax loss carry forwards. The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of March 31, 2018 and December 31, 2017 are presented below.

	March 31, 2018	December 31, 2017
	(Unaudited)
Deferred tax assets
Provision for doubtful accounts of accounts receivable	$6,121	$5,904
Provision for doubtful accounts of other receivables	1,482	1,429
	$7,603	$7,333

The Company had net operating losses carry forward of $20,805,278 as of March 31, 2018 which will expire on various dates between December 31, 2019 and 2022.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

15.1 Nature of relationships with related parties

Name	Relationships with the Company
Wuhan Xinhe Industrial Investment Co., Ltd. (“Xinhe”)	Former shareholder
Fujian Yuesheng Industrial Development Co., Ltd. (“Yuesheng”)	Controlling shareholder
Wuhan Wanghao Energy Investment Co., Ltd.	Former shareholder
Mr Wang Yuanhui	Former shareholder

15.2 Related party balances and transactions

Amount due to Xinhe were nil and $1,537 respectively as at March 31, 2018 and December 31, 2017. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Xinhe is as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
At beginning of year	$1,537	$1,440
Advances	-	-
Repayment	(1,573)	-
Exchange difference adjustment	36	97
At end of year	$-	$1,537

In April, 2010, Wuhan Hannan District People's Government of the PRC allocated port operating rights with 7,060 meters coastline of Hannan District Port of Wuhan to Xinhe. In November 2011, the Company acquired these port operating rights of approximately $258,000,000 (RMB1,759,097,500) from Xinhe in exchange for a related party payable. The value of the port operating rights at the time of transfer was determined by valuation of a third-party valuer. The related party payable was subsequently forgiven by Xinhe in December 2014.

Amount due to Yuesheng were $12,011,006 and $13,294,190 respectively as at March 31, 2018 and December 31, 2017. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Yuesheng is as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
At beginning of year	$13,294,190	$104,857,300
Advances	1,357,467	13,261,362
Forgiveness of liabilities	-	(108,201,786)
Purchases of land use right	-	-
Repayment	(3,105,883)	-
Exchange difference adjustment	465,232	3,377,314
At end of year	$12,011,006	$13,294,190

In October, 2016, the government further allocated rights to Yuesheng an adjacent land of approximately 1.2 million square meters as supplement to the coastline for the development of further infrastructure facilities. In November 2016, the Company acquired these land use rights of approximately $101,365,070 (RMB703,950,000) from Yuesheng in exchange for a related party payable. The value of the land use rights at the time of transfer was determined by valuation of a third-party valuer. The related party payable was subsequently forgiven by Yuesheng in December 2017.

Amount due to Wuhan Wanghao Energy Investment Co., Ltd. were $637,420 and $461,120 respectively as at March 31, 2018 and December 31, 2017. The amount is unsecured, interest free and does not have a fixed repayment date.

WUHAN ECONOMIC DEVELOPMENT PORT LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of changes in the amount due to Wuhan Wanghao Energy Investment Co., Ltd. is as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
At beginning of year	$461,120	$-
Advances	157,260	443,846
Repayment	-	-
Exchange difference adjustment	19,040	17,274
At end of year	$637,420	$461,120

Amount due to Mr Wang Yuanhui were $56,332 and $54,335 respectively as at March 31, 2018 and December 31, 2017. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Mr Wang Yuanhui is as follows:

	March 31, 2018	December 31, 2017
	(Unaudited)
At beginning of year	$54,335	$13,679
Advances	-	38,245
Repayment	-	-
Exchange difference adjustment	1,997	2,411
At end of year	$56,332	$54,335

16. Concentration of Credit Risks

As of March 31, 2018 and December 31, 2017, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total accounts receivable as of March 31, 2018 and December 31, 2017.

17. Commitments and Contingencies

The Company did not identify any commitment and contingency as of March 31, 2018.

The Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

18. SUBSEQUENT EVENTS

There are no significant matters to make material adjustments or disclosure in the condensed consolidated financial statements.